EXHIBIT 10.4

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW.  NO SALE, TRANSFER, PLEDGE OR ASSIGNMENT OF THIS NOTE SHALL BE VALID OR EFFECTIVE UNLESS (A) SUCH TRANSFER IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, OR (B) THE HOLDER SHALL DELIVER TO THE COMPANY AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAW.

UNITED STATES OIL & GAS CORPORATION

PROMISSORY NOTE

$3,750,000	May 15, 2009

FOR VALUE RECEIVED, the undersigned, United States Oil & Gas Corporation, a Delaware corporation (“Payor”), promises to pay to the order of Jeff Turnbull, an individual, (“Payee”), the sum of $3,750,000 together with interest from the date hereof (the “Effective Date”) on the principal balance hereof from time to time remaining unpaid at a rate of 3.5% per annum until maturity.

This Promissory Note has been issued pursuant to the terms of a Securities Purchase Agreement by and between Payor and Payee, dated as of the date hereof (the “Purchase Agreement”).  This Promissory Note constitutes payment in part for the Shares, as further described in the Purchase Agreement.  All capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.

1.   Payment Terms.  The principal, together with any accrued and unpaid interest, of this Note shall mature and be due and payable on April 14, 2010 (the “Maturity Date”).  Notwithstanding the foregoing, $1,350,000 of the principal amount hereunder shall mature and be due and payable upon the earlier of (i) the Maturity Date, and (ii) sixty days following the effectiveness of a registration statement for the sale of the Shares filed by the Company pursuant to the Securities Act of 1933 (but excluding any registrations to be effected on Forms S-4 or S-8 or other applicable successor forms).  All payments hereunder shall be payable, at the discretion of Payee, in lawful money of the United States of America that is legal tender for public and private debts at the times of payments.  Payments of principal and interest hereunder shall be tendered at the address of the Payee set forth in the Purchase Agreement or at such other place as Payee may, from time to time, designate in writing.  Interest shall be calculated on the basis of actual number of days elapsed over a year of 365 or 366 days, as applicable.

2.   Prepayments.  This Note may be prepaid by Payor in whole or in part without the consent of Payee and without prepayment penalty of any kind.

3.   Termination.  This Note shall terminate and be of no further force or effect prior to the Maturity Date, with no additional payments being due, upon the Closing of the sale of Shares in accordance with that certain Stock Agreement by and between the Payor and the Payee (with capitalized terms in this Section 3 having the meanings given to such terms in the Stock Agreement). .

4.   Resale Agreement.  The Payor shall have the sole right but not the obligation, at any time prior to the Maturity Date, to elect to resell the Shares to the Payee in consideration for the cancellation in full of this Promissory Note (net of certain fees and other amounts) as more fully described in the Resale Agreement attached hereto as Exhibit A (the “Resale Agreement”).

5.   Default.  Each of the following events shall constitute an event of default under this Agreement (each, an “Event of Default”)

(a)  (i) failure by Payor to make any payment of principal or any interest when it becomes due and payable and failure to cure any such default in full within 10 days after notice thereof to Payor, and, in the case of any payment due upon the Maturity Date, (ii) failure by Payor to deliver to Payee within 10 days of the Maturity Date a Notice of Resale as defined in the Resale Agreement (for the avoidance of doubt, each of conditions (i) and (ii) must be satisfied in order to constitute an Event of Default hereunder);

(b)  a decree or order by a court having jurisdiction shall have been entered adjudging the Payor as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Payor under the Bankruptcy Code (Title 11, U.S. Code) or any similar applicable national, federal or state law, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Payor or the property of the Payor or for the winding up or liquidation of the Payor’s affairs shall have been entered, and such decree or order shall have continued undischarged and unstayed for a period of 60 days;

(c)  the institution by Payor of proceedings to be adjudicated a voluntary bankrupt, or consent by Payor to the filing of a bankruptcy proceeding against itself or filing by Payor of a petition, answer or consent seeking reorganization under the Bankruptcy Code (Title 11, U.S. Code) or any similar applicable national, federal or state law, or shall consent to the filing of any such petition, or consent by Payor to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency, or assignment by Payor for the benefit of creditors, or admission by Payor in writing  its inability to pay its debts generally as they become due; or

6.   Remedies.  If an Event of Default occurs and is continuing, Payee may elect between the two remedies set forth in Sections 6(a) and 6(b) hereof.  The remedies set forth herein are the sole remedies of the Payee upon the occurrence of an Event of Default, and the remedies shall be mutually exclusive.  Payee may elect only to pursue only one of the following two remedies.

(a)  repurchase the Shares pursuant to the Resale Agreement by delivering the Repurchase Notice, in the form attached to the Resale Agreement, within 30 days of the occurrence of the Event of Default; or

(b)  declare the entire outstanding principal amount of this Note, any accrued but unpaid interest and any other amounts payable under this Note to be immediately due and payable (without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived) and exercise any other right power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

7.   Right of Setoff.  Upon notice to the Payee as set forth in the Purchase Agreement, Payor may set off any amount to which it may be entitled under Article V of the Purchase Agreement against amounts otherwise payable under the Note.  The exercise of such right of setoff by Payor in good faith, whether or not ultimately determined to be justified, shall not constitute an Event of Default hereunder and shall not give rise to a repurchase right in favor of the Payee under the Purchase Agreement.

8.   No Waiver; Cumulative Rights.  No delay on the part of Payee in the exercise of any power or right under this Note or under any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

9.   Waiver.  Payor and all endorsers, sureties and guarantors of this Note waive demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate, notice of acceleration, notice of protest and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur, and agree to all extensions and partial payments, before or after maturity, without prejudice to Payee.

10.   Default Interest.  All past due principal and accrued interest on this Note shall bear interest from maturity (whether at scheduled maturity, upon acceleration of maturity following an Event of Default or otherwise) until paid at the lesser of (i) the rate of 18% per annum or (ii) the highest rate for which Payor may legally contract under applicable law.

11.   Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Kansas, without regard to the conflicts of law principles thereof.

12.   Headings.  The headings of the sections of this Note are inserted for convenience of reference only and shall not be deemed to constitute a part hereof.

13.   Usury.  All agreements between Payor and Payee, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to Payee for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law.  If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Payee shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of Payor to Payee relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to Payor.  In determining whether or not the interest paid or payable with respect to any indebtedness of Payor to Payee, under any specific contingency, exceeds the highest lawful rate, Payor and Payee shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law.  The terms and provisions of this Section 12 shall control and supersede every other conflicting provision of all agreements between Payor and Payee.

14.   Successors and Assigns.  All of the stipulations, promises and agreements in this Note made by or on behalf of Payor shall bind the successors and assigns of Payor, whether so expressed or not, and shall inure to the benefit of the respective successors and assigns of Payor and Payee.  Any assignee of Payor or Payee shall agree in writing prior to the effectiveness of such assignment to be bound by the provisions hereof.  Payor may not assign its obligations hereunder without the prior written consent of Payee.

15.   Severability.  In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

16.   Notices.  All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given to the person to whom such communication was addressed (i) on the date of delivery if delivered in person; (ii) on the first business day after being sent by fax, provided that the successful transmission of the fax has been confirmed through a confirmation function sheet provided by the fax machine used for such transmission; (iii) on the third business day following the deposit thereof in the United States Mail, provided it is mailed by certified mail, return receipt requested and postage prepaid and properly addressed; or (iv) on the second business day after being sent by air courier.  Furthermore and notwithstanding the foregoing, an electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 16 if sent with return receipt requested to the electronic mail address specified by the receiving party in a signed writing in a nonelectronic form.  Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party.  Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.  Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified in the Purchase Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note on and as of the date first set forth above.

PAYOR:

UNITED STATES OIL & GAS CORPORATION

By:	/s/Alex Tawse
Name:	Alex Tawse
Title:	President

PAYEE:

/s/ Jeff Turnbull
Jeff Turnbull